UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 8, 2012

SERVICENOW, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35580	20-2056195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

4810 Eastgate Mall San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 720-0477

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 8, 2012, ServiceNow, Inc. (“ServiceNow”) entered into a Lease Agreement (the “Lease”) with Jay Ridge LLC to lease approximately 148,704 square feet of space, located at 3250 Jay Street, 3260 Jay Street and 3270 Jay Street, Santa Clara, California (collectively, the “Premises”). The Lease commences when the first phase of the Premises, which are being prepared for occupancy in two phases, are substantially completed for occupancy, which is anticipated to be on or around March 1, 2013. The lease has an initial term of approximately 11 years, expiring in 2024 unless extended pursuant to its terms. ServiceNow has two options to renew the Lease for additional terms of five years each.

ServiceNow anticipates that it will commence paying monthly base rent for the Premises during the first quarter of 2014, in an amount of approximately $4.5 million per annum, increasing annually up to approximately $5.3 million per annum in the final year of the initial term of the Lease, for a total minimum payment of approximately $48.8 million over the initial term of the Lease. In addition to its monthly rent obligations, ServiceNow will be responsible for the operating costs and taxes associated with the Premises, which are initially estimated to be $0.38 per square foot per month.

The foregoing is a summary description of certain terms of the Lease and is qualified in its entirety by reference to the full text of the Lease, a copy of which is filed as Exhibit 10.12 to the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-184674), initially filed with the Securities and Exchange Commission on October 31, 2012, and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVICENOW, INC.

By:	/s/ Michael Scarpelli
Michael Scarpelli Chief Financial Officer

Date: November 9, 2012

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